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                                                                    Exhibit 22.1

                         SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY                                       PERCENTAGE OWNED BY REGISTRANT    STATE OF INCORPORATION
----------                                       ------------------------------    ----------------------
Weirton Receivables, Inc. ...................                 100%                        Delaware
Weirton Venture Holdings Corp. ..............                 100%                        Delaware
Weirton Coatings L.L.C. .....................                 100%                        Delaware
W&A Manufacturing LLC .......................                  50%                        Delaware
MetalSite General Partner, LLC ..............               25.39%                        Delaware
MetalSite, L.P. .............................               23.87%                        Delaware